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                                                                    Exhibit 3.44


                                                                         [STAMP]
                           ARTICLES OF INCORPORATION

                                       OF

                        NORTH COAST FERTILIZER II, INC.

     The undersigned, desiring to form a corporation for profit in accordance with Chapter 1701 of the Ohio Revised Code (the "ORC"), hereby states as follows:

     1. Name. The name of the Company is North Coast Fertilizer II, Inc., (the "Company").

     2. Principal Office. The place in the State of Ohio where the principal office of the Company is to be located is the Township of Liberty, Delaware County, Ohio.

     3. Purpose. The purpose for which the Company is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the ORC.

     4. Capital Stock. The Company is authorized to have outstanding Eight Hundred Fifty (850) shares of common stock with classification, conditions, restrictions, privileges and par value as follows:

          (a) Class A Common. Three Hundred Fifty (350) shares of Class A Common with par value of Ten Thousand Dollars ($10,000) per share.

          (b) Class B Common. Five Hundred (500) shares of Class B Common with par value of Ten Thousand Dollars ($10,000) per share.

          (c)  Dividends.

               (i) Non-cumulative dividends not to exceed eight percent (8%) per annum on the par value of shares of Class A
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     Common stock issued and outstanding may be paid in such manner and amount as authorized by a majority vote of the shareholders (voting together without distinction as to class of stock).

               (ii) Non-cumulative dividends in any amount may be paid on shares of Class B Common stock issued and outstanding in such manner and amount as authorized by a majority vote of the shareholders (voting together without distinction as to class of stock).

          (d) Each share of Class A Common and Class B Common stock issued and outstanding shall confer upon the holder thereof one vote on each matter submitted to the shareholders for a vote. There shall be no distinction between Class A Common and Class B Common stock for purposes of shareholder voting and there shall be no voting by class on any matter submitted to the shareholders for a vote.

          (e) Notwithstanding the provisions of 4(d) above, after the first issue of any shares of Class B Common stock, shares of this Company's capital stock, whether Class A Common or Class B Common, may be issued by this Company or transferred only with the consent of the Class B Common shareholders.

          (f) The Company shall have an issuer's lien and security interest in all capital stock issued and outstanding and any dividends thereon for any indebtedness or other obligation of the respective holders or owners thereof to this Company.
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     IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation this 14th day of April, 1994.

                                        /s/ Mark C. Stewart
                                        --------------------------------
                                        Mark C. Stewart, Incorporator